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                                  Form U-13-60
                     Mutual and Subsidiary Service Companies
                            Revised February 7, 1980


                                  ANNUAL REPORT

                                 For the period

             Beginning January 1, 1997 and Ending December 31, 1997
                       ---------------            -----------------

                                     To The

                     U.S. SECURITIES AND EXCHANGE COMMISSION

                                       OF

                         COLUMBIA SERVICE PARTNERS, INC.
--------------------------------------------------------------------------------
                        (Exact Name of Reporting Company)

                              A      N/A       Service Company
                                --------------

(This form U-13-60 is filed pursuant to Commission Order dated March 25, 1996
                              (File No. 70-8775).)
                           ("Mutual" or "Subsidiary")

                      Date of Incorporation March 21, 1996
                                            --------------

     State of Sovereign Power under which Incorporated or Organized Delaware
                                                                    --------

          Location of Principal Executive Offices or Reporting Company:
                      1600 Dublin Road, Columbus, OH 43215

                             RICK LAWLER, CONTROLLER
                         205 Van Buren Street, Suite 120
                                Herndon, VA 20170
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      (Name, title and address of officer to whom correspondence concerning this report should be addressed)

                         COLUMBIA SERVICE PARTNERS, INC.
--------------------------------------------------------------------------------
       (Name of Principal Holding Company whose Subsidiaries are served by
                               Reporting Company)



              CONFIDENTIAL TREATMENT REQUESTED FOR ENTIRE DOCUMENT.

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PAGE 30


                                    SIGNATURE

        Pursuant to the requirements of the Public Utility Holding Company Act of 1935 and the rules and regulations of the Securities and Exchange Commission issued thereunder, the undersigned company has duly caused this report to be signed on its behalf by the undersigned officer thereunto duly authorized.



                                                 COLUMBIA SERVICE PARTNERS, INC.



                                                 By: /s/ Rick Lawler
                                                     ---------------------------
                                                     Rick Lawler, Controller



Date:  April 30, 1998